UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 21, 2019
AMNEAL PHARMACEUTICALS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-38485	32-0546926
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
400 Crossing Blvd
Bridgewater, NJ 08807
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (908) 947-3120
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Amneal Pharmaceuticals, Inc. (the "Company") has announced that Bryan M. Reasons has stepped down from his role as Senior Vice President and Chief Financial Officer effective as of January 22, 2019. The Company has appointed Todd P. Branning as Senior Vice President and Chief Financial Officer effective as of January 22, 2019. Mr. Reasons will remain with the Company for a transition period expected to last through the end of February 2019.
Departure of Bryan M. Reasons as Senior Vice President and Chief Financial Officer
As previously disclosed, Mr. Reasons was employed pursuant to an employment agreement between him and Impax Laboratories, LLC (formerly known as Impax Laboratories, Inc.), a subsidiary of the Company. Mr. Reasons' departure will be treated as a termination of the employment agreement by the Company without cause, which will entitle Mr. Reasons to certain salary continuation and other severance benefits in accordance with the terms of the employment agreement.
Appointment of Todd P. Branning as Senior Vice President and Chief Financial Officer
The Company’s board of directors has appointed Todd P. Branning Senior Vice President and Chief Financial Officer of the Company, effective January 22, 2019.
Mr. Branning, age 49, joins the Company from Teva Pharmaceuticals Ltd., where, from 2016 to March 2018, he served as Senior Vice President, Chief Financial Officer of Teva's global generic medicines division. Prior to joining Teva, Mr. Branning served as Vice President, Finance, for Allergan plc, where, from 2013 to 2016, he led the finance function supporting Allergan's generics, branded and wholesale distribution businesses. Mr. Branning has also held financial leadership roles at PricewaterhouseCoopers, PPG Industries, Inc. and Merck & Co., Inc. Mr. Branning holds an MBA degree from Carnegie Mellon University and a BBA degree from the University of Miami. Mr. Branning is also a Certified Public Accountant and has completed a CFO certification program at The Wharton School at the University of Pennsylvania.
Employment Agreement
On January 21, 2019, the Company and Mr. Branning entered into an employment agreement. A summary of the key terms of Mr. Branning's employment agreement follows.
Base Salary. The agreement provides that Mr. Branning will be employed as the Company’s Senior Vice President and Chief Financial Officer at an annual base salary of $530,000.
Annual Bonus Awards. Mr. Branning is eligible to earn additional annual incentive compensation under the Company’s annual bonus plan, in amounts ranging from 0% of his base salary to 150% of his base salary, with the target amount of his annual bonus being equal to 50% of his base salary.

Long-Term Incentive Awards. Not later than 30 days following the effective date of his employment agreement, the Company will grant to Mr. Branning an award of restricted stock units having a grant date fair value equal to $1,000,000 and an award of stock options having a grant date fair value equal to $1,000,000. Subject to Mr. Branning’s continuous service to the Company through each vesting date, the restricted stock units and stock options will vest in four equal installments beginning on the first anniversary of the effective date of the employment agreement.
Severance Benefits. In the case of termination by the Company without cause or a termination by Mr. Branning for good reason (each as defined in the employment agreement), Mr. Branning will be entitled to receive the following severance benefits: (1) salary continuation during an 18-month severance period in an amount equal to 150% of his then current annual base salary; (2) a pro-rated portion of the annual bonus award for the year during which the termination occurs; (3) benefits continuation during the severance period; and (4) outplacement assistance for 12 months following the date of termination.
Severance Benefits upon a Change in Control. In the case of a termination by the Company without cause or a termination by Mr. Branning for good reason within three months prior to or 24 months following a change in control (as defined in the employment agreement), Mr. Branning will be entitled to receive the following severance benefits: (1) an amount equal to 200% of his then current annual base salary; (2) an amount equal to 200% of his target annual bonus award; (3) benefits continuation for a period of 18 months following the termination; and (4) outplacement assistance for 12 months following the date of termination. In addition, the vesting and exercisability of each equity award granted to Mr. Branning will accelerate effective as of the date of termination and, if applicable, will remain exercisable for a period of not less than 12 months following the termination.
The foregoing is a summary description of the terms and conditions of the employment agreement and is qualified in its entirety by the text of the employment agreement, which is filed as Exhibit 10.1 to this report.
Mr. Branning does not have any family relationship with any of the Company’s executive officers or directors, nor has he engaged in any related party transaction with the Company that would be required to be disclosed pursuant to Item 404 of Regulation S-K.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated January 21, 2019, by and among the Company, Amneal Pharmaceuticals LLC, and Todd P. Branning

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 24, 2019	AMNEAL PHARMACEUTICALS, INC.

	By:	/s/ David A. Buchen
	Name:	David A. Buchen
	Title:	Senior Vice President and Chief Legal Officer